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                                                                     EXHIBIT 5.1

                                November 13, 1998

MetaCreations Corporation
6303 Carpinteria Avenue
Carpinteria, CA  93013

           RE:  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

           We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about November 13, 1998 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 3,124,194 shares of your Common Stock reserved for issuance under the MetaCreations Corporation 1995 Stock Plan, as amended, the MetaCreations Corporation 1995 Employee Stock Purchase Plan, as amended, and the MetaCreations Corporation 1996 Nonstatutory Option Plan, as amended (collectively, the "Plans") (collectively, the "Shares"). As legal counsel for MetaCreations Corporation, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

           It is our opinion that, upon completion of the actions being taken, or contemplated by us as your counsel to be taken by you prior to the issuance of the Shares pursuant to the Registration Statement and the Plans, and upon completion of the actions being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares will be legally and validly issued, fully paid and nonassessable.

           We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement and any subsequent amendments to it.


                                       Very truly yours,

                                       WILSON SONSINI GOODRICH & ROSATI
                                       Professional Corporation